Exhibit 99.1

Contacts:
Investors:	Media:
Risa Fisher	Kate Hahn
rfisher@webmd.net	khahn@webmd.net
212-624-3817	212-624-3760
WebMD Announces Third Quarter Financial Results
Total Revenue Increased 15%; Advertising Revenue Increased 20%
New York, NY (November 3, 2009) - WebMD Health Corp. (Nasdaq: WBMD), the leading source of health information, today announced financial results for the three months ended September 30, 2009.
“Our reported results mark another quarter of strong financial and operating performance” said Wayne Gattinella, President and CEO. “In the face of a generally challenging media environment, WebMD continues to expand its audience, revenue and operating margins. We are seeing strong momentum in our business and are excited about the opportunities for growth ahead of us.”
Financial Summary
Revenue for the third quarter was $111.6 million, compared to $96.8 million in the prior year period, an increase of 15%. Earnings before interest, taxes, non-cash and other items (“Adjusted EBITDA”) for the third quarter was $33.1 million or $0.56 per share, compared to $25.5 million or $0.43 per share in the prior year period, an increase of 30%.
Income from continuing operations for the third quarter was $12.6 million or $0.21 per share, compared to $10.0 million or $0.17 per share in the prior year period. Income from discontinued operations was $0.2 million in the third quarter, compared to $0.8 million in the prior year period. Net income for the third quarter was $12.8 million or $0.21 per share, compared to $10.8 million or $0.18 per share in the prior year period.
WebMD’s print directory business, Little Blue Book, was sold on September 30, 2009 and is reflected as a discontinued operation in the Company’s financial statements for current and prior periods.
Public portal advertising and sponsorship revenue was $89.4 million for the third quarter, compared to $74.7 million in the prior year period, an increase of 20%. Traffic to the WebMD Health Network continued to grow strongly, reaching an average of 59.2 million unique users per month and total traffic of 1.4 billion page views during the third quarter, increases of 19% and 27%, respectively, from a year ago. In the third quarter, 1.6 million continuing medical education (CME) programs were completed on the WebMD Professional Network, an increase of 25% from the prior year period.

Private portal services revenue was $22.2 million for the third quarter compared to $22.1 million in the prior year period. The revenue and base of large employers and health plans utilizing WebMD’s private Health and Benefits portals during the third quarter were comparable with the prior year period.
WebMD’s third quarter results released today do not reflect the recently completed merger with HLTH Corporation, its former parent company, which was completed after the end of the quarter.
WebMD Launches New Consumer Health Portal in the UK
WebMD launched its first consumer health portal outside the U.S. in October. WebMD partnered with Boots, the leading pharmacy and health and beauty retailer in the UK, to launch a new health portal designed expressly for the health and wellness needs of the UK consumer. The new co-branded Boots WebMD site at www.Boots.WebMD.com features 44 condition and healthy living centers, daily health and wellness news, interactive health tools, WebMD’s symptom checker, specialized health search, health videos and interactive slide shows. Mr. Gattinella said, “The site launched at the end of October to much fanfare and very positive initial user feedback in the UK. There is a large opportunity in the UK with over 20% of the estimated $30 billion of annual advertising expenditures in the UK spent online.”
WebMD Launches Medscape Mobile for Physicians
In July, WebMD launched Medscape Mobile, WebMD’s first mobile application for physicians. Medscape Mobile provides the most comprehensive drug information, clinical reference tools, medical news and continuing medical education on a mobile device. It is the only mobile application to deliver specialty-specific news and medical education, leveraging Medscape’s assets and award winning professional editorial team. Development is underway to launch new product enhancements and additional mobile platforms including BlackBerry® later this year. Mr. Gattinella said, “Medscape Mobile continues to rank at the top of the App Store for medical applications, with already over 200,000 downloads since launching three months ago.”
WebMD Launches Healthy Pets
In October, WebMD launched the WebMD Healthy Pets channel on WebMD.com, which provides pet owners with the latest health and wellness information to help their pets live healthier lives. WebMD Healthy Pets provides veterinarian-reviewed information on pet diet and nutrition, behavior and training, and preventive care. More than 75% of WebMD users are pet owners who also care for the health of their pets and nearly $700 million is spent annually on marketing pet supplies and services in the U.S. Mr. Gattinella said, “We continue to invest in new markets that have the opportunity to significantly expand our user base and penetrate new areas of revenue opportunity for the future.”
Merger with HLTH Completed
As previously announced, WebMD and HLTH completed their merger on October 23, 2009. The applicable accounting treatment for the merger results in HLTH being treated as the acquiring entity and, as a result, the pre-acquisition consolidated financial statements of HLTH will become the historical financial statements of WebMD beginning with reporting for the fourth quarter of 2009. WebMD is furnishing, as Exhibit 99.5 to the Current Report on Form 8-K filed with the SEC by WebMD today, a copy of HLTH’s financial information for the third quarter of 2009.
As of the merger closing date of October 23, 2009, WebMD had approximately $1 billion in cash and investments and had outstanding approximately $515 million in aggregate principal amount of convertible notes.
Financial Guidance
The Company reaffirmed its financial guidance for the fourth quarter and calendar year 2009 today and narrowed the ranges for its anticipated revenue and Adjusted EBITDA by raising the low end of those ranges. This financial guidance reflects the prior financial guidance for the Company’s former parent, HLTH Corporation, whose historical financial statements are required to be adopted by WebMD as a result of the merger.
For 2009, WebMD expects:
•	Total revenue to be approximately $430 million to $440 million, an increase of 15% to 18% over 2008;

•	Adjusted EBITDA to be approximately $106 million to $111 million, an increase of 24% to 25% over 2008;

•	Income from continuing operations to be approximately $11 million to $14 million, or $0.22 to $0.27 per share.
These amounts represent growth of approximately 19% to 23% in public portal advertising and sponsorship revenue and approximately 2% in private portal services revenue.
Additional detail is provided in a schedule attached to this release.
Analyst and Investor Conference Call
As previously announced, WebMD will hold a conference call with investors and analysts to discuss its third quarter results at 4:45 pm (eastern) today. The call can be accessed at www.wbmd.com (in the Investor Relations section). A replay of the audio webcast will be available at the same web address.
About WebMD
WebMD Health Corp. (Nasdaq: WBMD) is the leading provider of health information services, serving consumers, physicians, healthcare professionals, employers and health plans through our public and private online portals and health-focused publications.
The WebMD Health Network includes WebMD Health, Medscape, MedicineNet, eMedicine, eMedicine Health, RxList and theHeart.org.
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All statements contained in this press release and the related analyst and investor conference call, other than statements of historical fact, are forward-looking statements, including those regarding: guidance on our future financial results and other projections or measures of our future performance; market opportunities and our ability to capitalize on them; the benefits expected from new or updated products or services and from other potential sources of additional revenue; and expectations regarding the market for investments in auction rate securities (ARS). These statements speak only as of the date of this press release, are based on our current plans and expectations, and involve risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements. These risks and uncertainties include those relating to: market acceptance of our products and services; our relationships with customers and strategic partners; changes in the markets for ARS; and changes in economic, political or regulatory conditions or other trends affecting the healthcare, Internet and information technology industries. Further information about these matters can be found in our Securities and Exchange Commission filings. Except as required by applicable law or regulation, we do not undertake any obligation to update our forward-looking statements to reflect future events or circumstances.
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This press release, and the accompanying tables, include both financial measures in accordance with accounting principles generally accepted in the United States of America, or GAAP, as well as certain non-GAAP financial measures. The tables attached to this press release include reconciliations of these non-

GAAP financial measures to GAAP financial measures. In addition, an “Explanation of Non-GAAP Financial Measures” is attached to this press release as Annex A.
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WebMD®, Medscape®, eMedicine®, MedicineNet®, RxList®, Subimo®, Medsite®, and Summex®, are trademarks of WebMD Health Corp. or its subsidiaries.

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